Exhibit 99.1

U.S. PHYSICAL THERAPY, INC. (“USPH”)
OBJECTIVE LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT
FOR 2023 (“Objective LTIP”)

Purpose: To incentivize and retain Executives eligible for this Objective LTIP, to achieve certain corporate earnings criteria and reward Executives when such criteria are achieved, and to align the  long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives' equity interest in USPH.

Effective Date: The effective date of this Objective LTIP and the establishment of performance goals and formula for the amount payable hereunder is March 2, 2023.

Eligibility: The Executives of USPH eligible for this Objective LTIP are the Chief Executive Officer ("CEO"), the Chief Financial Officer ("CFO"), the General Counsel ("EVP"), the Chief Operating Officer West ("COO West") and the Chief Operating Officer East ("COO East"). Terms not defined herein shall have the meaning of such term as defined in the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the "2003 Plan").

Vesting and Other Terms and Provisions: Under this Objective LTIP, Executives have an opportunity to receive Restricted Stock Awards ("RSAs") under the U. S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended) (the "2003 Plan"), to be granted by the Compensation Committee of the Board of Directors of USPH (as the term "Committee” is defined in Section 1.8 of the 2003 Plan) in the first quarter of 2024. The Executive must be employed by USPH or its affiliates from the Effective Date through the date of the grant to receive a RSA. All RSAs shall be granted subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in  transfer  and substantial  risk of forfeiture)  as determined  by the Compensation  Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2024 and ending January 1, 2028, subject to acceleration of vesting in the Committee's sole discretion and based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive's employment agreement with USPH.

Administration: The Compensation Committee has authority to administer this Objective LTIP, grant awards and decide all questions of interpretation. The Compensation Committee shall set out the vesting and other terms of an RSA in writing. The Compensation Committee's determinations and interpretations under this Objective LTIP

Objective Goals And Amounts That May Be Awarded: The maximum amount of RSAs that may be granted under this this Objective LTIP based on achievement of the performance goals relating  to 2023 are as follows: CEO = 10,000 shares; CFO = 5,000  shares; COO East = 5,000 shares; COO West = 5,000 shares and EVP = 5,000 shares

Award Grant Date:  Any RSAs granted under this program shall be granted under the 2003 Plan in the first quarter of 2024 after the Compensation Committee determines the amount, if any, of the RSAs to be granted to each Participant. In addition, RSAs shall be granted only if the participant remains employed by USPH (or its affiliates) continuously from the Effective Date through the date of the grant of the RSA. All RSAs shall be granted in writing and subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2024 and ending January 1, 2028, subject to acceleration of vesting based on the occurrence of certain events, as more specifically defined in the applicable Restricted Stock Agreement between the Executive and USPH and/or in the Executive's employment agreement with USPH.

Performance Goals 2023 Adjusted EBITDA	Objective Amount of Maximum Shares CEO, COOs, CFO, EVP
$74,597,377	30.0%
$75,345,215	34.0%
$75,721,194	38.0%
$76,100,351	42.0%
$76,481,054	46.0%
$76,863,458	50.0%
$77,247,776	56.0%
$77,634,015	62.0%
$78,022,166	68.0%
$78,804,357	84.0%
$79,198,378	92.0%
$79,594,370 AND OVER	100.0%

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, and amortization, changes in revaluation of put-right liability, equity-based awards compensation expense, and other extraordinary or unusual items, and related portion for non-controlling interests.